Exhibit 3.1

SERIES F CONVERTIBLE PREFERRED STOCK OF

GALAXY NEXT

GENERATION, INC.

PURSUANT TO SECTION

78.195 OF THE NEVADA

REVISED STATUTE

WHEREAS, the Board of Directors of Galaxy Next Generation, Inc. (the “Corporation”) is authorized to provide for the issuance of the shares of preferred stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and the relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, of the shares of each such series; and

WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate a new series of preferred stock, set the number of shares constituting such series and fix the rights, preferences, privileges and restrictions of such series.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a new series of preferred stock and the number of shares constituting such series and fixes the rights, preferences, powers and restrictions relating to such series as follows:

1. Designation and Number. The shares of such series shall be designated as the Series F Convertible Preferred Stock with par value $0.001 per share (the “Series F Convertible Preferred Stock”). The number of authorized shares initially constituting the Series F Convertible Preferred Stock shall be Fifteen Thousand (15,000). The Series F Convertible Preferred Stock shall have a stated value equal to $1,000.00 per share (“Stated Value”).

2. Rank. The Series F Convertible Preferred shall rank pari passu with the Common Stock with respect to payment of dividends, the consummation of any redemption and upon liquidation, dissolution or winding up of the Corporation.

3. Dividends. In the event that the Board of Directors shall declare a dividend or other distribution payable upon the then outstanding shares of Common Stock (other than a stock dividend on the Common Stock payable solely in the form of additional shares of Common Stock to the extent that the applicable anti-dilution adjustment under Section 6(e) below shall be made in connection therewith), the holders of the Series F Convertible Preferred Stock shall be entitled to receive the amount of dividends per share of Series F Convertible Preferred Stock that would be payable on the number of shares of the Common Stock into which each share of such Series F Convertible Preferred Stock held by each holder could be converted pursuant to the provisions of Section 6 below (without regard as to whether sufficient shares of Common Stock are available out of the Corporation’s authorized but unissued stock for the purpose of effecting the conversion of the Series F Convertible Preferred Stock and without regard to any limitation on conversion in accordance with Section 6(i) below), such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend or other distribution. Any dividends or other distributions payable to the holders of the Series F Convertible Preferred Stock pursuant to this Section 3(a) shall be payable on the same payment date as the payment date for the dividend or other distribution on the Common Stock established by the Board of Directors.

4. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales. Payments to Holders of Series F Convertible Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a “Liquidation Event”), the holders of shares of Series F Convertible Preferred Stock shall be entitled to be paid, with respect to each share of Series F Convertible Preferred Stock then outstanding held by the holder, out of the assets of the Corporation available for distribution to its stockholders, on a pari passu basis with any distribution to the holders of any Common Stock, an amount in cash per share of Series F Convertible Preferred Stock equal to the Stated Value (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Value”). After payment of the Liquidation Value as set forth above, the shares of Series F Convertible Preferred Stock shall no longer be deemed to be outstanding and the holders thereof shall have no further rights as holders of Series F Convertible Preferred Stock.

5. Voting. Except as otherwise required by law, the Series F Convertible Preferred Stock shall have no voting rights; provided, however, as long as any shares of Series F Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of Series F Convertible Preferred Stock, alter or change adversely the powers, preferences or rights given to the Series F Convertible Preferred Stock or alter or amend this Certificate of Designation.

6. Conversion. The holders of the Series F Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series F Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the sum of the Stated Value plus an amount equal to all accrued or declared and unpaid dividends on the Series F Convertible Preferred Stock that have not previously been added to the Stated Value by (ii) the Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” shall initially be equal to $0.37 per share and shall be subject to adjustment as provided in Sections 6(d)-(g) below.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series F Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, which shall be the last reported closing sale price of a share of Common Stock on the Conversion Date if the Common Stock is then listed and trading on a Trading Market or, if the Common Stock is not then so listed and trading, as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Convertible Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c) Mechanics of Conversion.

(i) Holders of Series F Convertible Preferred Stock shall effect conversions by providing the Corporation with a written notice of conversion (a “Notice of Conversion”) on the Trading Day on which such holder wishes to effect such conversion (the “Conversion Date”). Each Notice of Conversion shall specify the number of shares of Series F Convertible Preferred Stock to be converted, the applicable Conversion Price and the number of shares of Common Stock to be issued. The shares of Common Stock shall be deemed to have been issued, and the holder or any other Person so designated to be deemed to have become a holder of record of such shares for all purposes, as of the date of delivery to the Corporation of the Notice of Conversion. To effect conversions of shares of Series F Convertible Preferred Stock, a holder shall not be required to surrender the certificate(s) representing the shares of Series F Convertible Preferred Stock to the Corporation unless all of the shares of Series F Convertible Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series F Convertible Preferred Stock promptly following the Conversion Date at issue. Conversions of less than the total amount of shares of Series F Convertible Preferred Stock represented by a certificate held by the holder will have the effect of lowering the outstanding number of Series F Convertible Preferred Stock held by such holder by an amount equal to the number so converted, as if the original stock certificate(s) were cancelled and one or more new stock certificates evidencing the new number of shares of Series F Convertible Preferred Stock were issued; provided, however, that in such cases the holder may request that the Corporation deliver to the holder a certificate representing such non-converted shares of Series F Convertible Preferred Stock; provided, further, that the failure of the Corporation to deliver such new certificate shall not affect the rights of the holder to submit a further Notice of Conversion with respect to such Series F Convertible Preferred Stock and, in any such case, the holder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Notice of Conversion. In the case of a dispute between the Corporation and a holder as to the calculation of the Conversion Price, the total number of shares of Series F Convertible Preferred Stock outstanding or the number of shares of Common Stock issuable upon a conversion, the Corporation shall issue to such holder the number of shares of Common Stock that are not disputed within the time periods specified below and shall submit the disputed calculations to a certified public accounting firm of national reputation within two (2) Trading Days following the Corporation’s receipt of such holder’s Notice of Conversion. The Corporation shall cause such accountant to calculate the Conversion Price, the total number of shares of Series F Convertible Preferred Stock outstanding or the number of shares of Common Stock issuable upon conversion as provided herein and to notify the Corporation and such holder of the results in writing no later than two (2) Trading Days following the day on which such accountant received the disputed calculations (the “Dispute Procedure”). Such accountant’s calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

(ii) Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting holder the number of shares of Common Stock being acquired upon the conversion of the Series F Convertible Preferred Stock. If, in the case of any Notice of Conversion, such shares of Common Stock are not delivered to or as directed by the applicable holder by the Share Delivery Date, the holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such shares of Common Stock, to rescind such conversion, in which event the Corporation shall promptly return to the holder any original Series F Convertible Preferred Stock certificate delivered to the Corporation and the holder shall promptly return to the Corporation the shares of Common Stock issued to such holder pursuant to the rescinded Notice of Conversion.

(iii) The Corporation shall at all times when the Series F Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, free from preemptive rights, for the purpose of effecting the conversion of the Series F Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series F Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series F Convertible Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series F Convertible Preferred Stock, the Corporation shall take commercially reasonable efforts to effect any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price, as applicable.

(iv) All shares of Series F Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date at the time of conversion, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion and payment of any dividends declared but unpaid on the Series F Convertible Preferred Stock. Any shares of Series F Convertible Preferred Stock so converted shall be retired and canceled and return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board of Directors pursuant to the provisions of the Articles of Incorporation.

(v) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series F Convertible Preferred Stock pursuant to this Section 6. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series F Convertible Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

(d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time on or after the second anniversary of the Issue Date effect a subdivision of the outstanding shares of Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of Series F Convertible Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time on or after the second anniversary of the Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Series F Convertible Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time on or after the Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction.

(1) The numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend shall not be fully paid or if such distribution shall not be fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 6(e) as of the time of actual payment of such dividends or distributions; provided further, however, that no such adjustment shall be made if the holders of Series F Convertible Preferred Stock simultaneously receive a dividend or other distribution of shares of Series F Convertible Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(f) Adjustment for Reclassification, Exchange or Substitution. If, at any time on or after the Issue Date, the Common Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), the holders of the Series F Convertible Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, as would be received by holders of the number of shares of Common Stock into which such shares of the Series F Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change.

(g) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation at any time on or after the Issue Date other than a transaction covered by paragraphs (d)(e)or (f)of this Section 6 (each, a “Transaction”), then following such Transaction, each share of Series F Convertible Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of such share immediately prior to such Transaction would have been entitled upon consummation of such Transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 6(g) with respect to the rights and interest thereafter of the holders of Series F Convertible Preferred Stock, to the end that the provisions set forth in this Section 6(g) (including provisions with respect to changes in and other adjustments of the Conversion Price applicable to such series) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter issuable upon the conversion of the Series F Convertible Preferred Stock. Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, the surviving party, if other than the Corporation, shall agree to assume the obligation to deliver to the holders of Series F Convertible Preferred Stock such shares of stock or other securities or property to which, in accordance with the foregoing provisions, such holders are entitled.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series F Convertible Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series F Convertible Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series F Convertible Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series F Convertible Preferred Stock.

(i) Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained herein, no holder of Series F Convertible Preferred Stock shall be entitled to receive shares of Common Stock or other securities of the Corporation (together with Common Stock, “Equity Interests”) upon conversion of Series F Convertible Preferred Stock to the extent (but only to the extent) that such exercise or receipt would cause such holder’s Holder Group to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act of a number of Equity Interests of a class that is registered under the Exchange Act which exceeds the Maximum Percentage (as defined below) of the Equity Interests of such class that are outstanding at such time. This limitation on beneficial ownership (a) may be increased, decreased or terminated with respect to any holder of Series F Convertible Preferred Stock, in such holder’s sole discretion, upon 61 days’ written notice to the Corporation by such holder, provided, however, that in no event shall any such holder increase the Maximum Percentage to a percentage in excess of 19.99% unless (x) the Corporation obtains the approval of its stockholders as required by the applicable rules of the relevant Trading Market for issuances of shares of Common Stock in excess of such amount or (y) the Corporation is not subject to rules of the relevant Trading Market limiting issuances of shares of Common Stock in excess of such amount, and (b) shall terminate automatically on the date that a notice of redemption is delivered to such holder. Any purported delivery of Equity Interests in connection with the conversion of Series F Convertible Preferred Stock prior to the termination of this restriction in accordance herewith shall be void and have no effect to the extent (but only to the extent) that such delivery would result in a Holder Group becoming the beneficial owner of more than the Maximum Percentage of the Equity Interests of a class that is registered under the Exchange Act that is outstanding at such time. If any delivery of Equity Interests owed to a holder following a conversion of Series F Convertible Preferred Stock is not made, in whole or in part, as a result of this limitation, the Corporation’s obligation to make such delivery shall not be extinguished and the Corporation shall deliver such Equity Interests as promptly as practicable after such holder gives notice to the Corporation that such delivery would not result in such limitation being triggered or upon termination of the restriction in accordance with the terms hereof. For purposes of this Section 6(i), (i) unless modified by a holder pursuant to the second sentence of this Section 6(i), the term “Maximum Percentage” shall mean 4.99%; provided, that if at any time after the date hereof such holder’s Holder Group beneficially owns in excess of 4.99% of any class of Equity Interests in the Corporation that is registered under the Exchange Act (excluding any Equity Interests deemed beneficially owned by virtue of the Series F Convertible Preferred Stock and any warrant exercisable for Common Stock), then the Maximum Percentage shall automatically increase to 9.99% so long as such Holder Group owns in excess of 4.99% of such class of Equity Interests (and shall, for the avoidance of doubt, automatically decrease to 4.99% upon such Holder Group ceasing to own in excess of 4.99% of such class of Equity Interests); and (ii) the term “Holder Group” shall mean, with respect to each holder of Series F Convertible Preferred Stock, such holder plus any other Person with which such holder is considered to be part of a group under Section 13 of the Exchange Act or with which such holder otherwise files reports under Sections 13 and/or 16 of the Exchange Act. In determining the number of Equity Interests of a particular class outstanding at any point in time, a holder may rely on the number of outstanding Equity Interests of such class as reflected in (x) the Corporation’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, as the case may be, (y) a more recent public announcement by the Corporation or (z) a more recent notice by the Corporation or its transfer agent to such holder setting forth the number of Equity Interests of such class then outstanding. For any reason at any time, upon written or oral request of a holder, the Corporation shall, within two days of such request, confirm orally and in writing to such holder the number of Equity Interests of any class then outstanding. The provisions of this Section 6(i) shall be construed, corrected and implemented in a manner so as to effectuate the intended beneficial ownership limitation herein contained.

7. Mandatory Conversion.

(a) Trigger Events. Upon the (i) listing of the Corporation’s Common Stock to the New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of at least a majority of the then outstanding shares of Series F Convertible Preferred Stock (the time of such uplisting or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (x) all outstanding shares of Series F Convertible Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Price, (y) such shares may not be reissued by the Corporation, and (z) any dividends accrued but unpaid on each outstanding share of Series F Convertible Preferred Stock shall automatically convert into such number of shares of Common Stock as is determined by dividing the amount of such accrued but unpaid dividends on such share of Series F Convertible Preferred Stock by the Convertible Conversion Price.

(b) Procedural Requirements. All holders of record of shares of Series F Convertible Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series F Convertible Preferred Stock pursuant to this Section 7. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series F Convertible Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series F Convertible Preferred Stock converted pursuant to Section 7(a), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 7(b). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series F Convertible Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 6(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series F Convertible Preferred Stock converted. Such converted Series F Convertible Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series F Convertible Preferred Stock accordingly.

8. Redemption. Shares of Series F Preferred Stock may not be redeemed by the Corporation absent the consent of the holder thereof. Redeemed shares of Series F Convertible Preferred Stock shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board of Directors pursuant to the provisions of the Articles of Incorporation.

9. Impairment. The Corporation shall not amend the Articles of Incorporation or bylaws or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times act in good faith in carrying out all such action as may he reasonably necessary or appropriate in order to protect the conversion rights of the holders of Series F Convertible Preferred Stock against dilution or other impairment, as set forth herein.

10. Definitions. The following terms shall have the following respective meanings:

“Articles of Incorporation” means the Corporation’s Amended and Restated Articles of Incorporation in effect on the date hereof.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Person” means, without limitation, an individual, a partnership, a corporation, an association, a joint stock corporation, a limited liability Corporation, a trust, a joint venture, an unincorporated organization and a governmental authority.

“Trading Day” means any day on which the Common Stock is listed or quoted and traded on its primary Trading Market.

“Trading Market” means the following market(s) or exchange(s) on which the Common Stock is listed or quoted for trading on the date in question (as applicable): the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the NYSE American, or any market of the OTC Markets, Inc. (or any successors to any of the foregoing).

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IN WITNESS WHEREOF, this Certificate of Designation has been signed on behalf of the Corporation by its President and Chief Executive Officer as of February 8, 2022.

GALAXY NEXT GENERATION, INC.

By: /s/ Gary LeCroy

Name: Gary LeCroy

Title: Chief Executive Officer